Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 Equity Participation Plan of Civeo Corporation, of our reports dated February 26, 2016 with respect to the consolidated financial statements of Civeo Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Civeo Corporation and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 16, 2016